Exhibit 5.1

Tel 713.758.2222  Fax 713.758.2456

September 20, 2018

TARGA RESOURCES CORP.

811 Louisiana, Suite 2100

Houston, Texas 77002

Ladies and Gentlemen:

We have acted as counsel for Targa Resources Corp., a Delaware corporation (the “Company”), with respect to certain legal matters in connection with the proposed issuance and sale from time to time by the Company of common stock, par value $0.001, having an aggregate offering price of up to $750,000,000 (the “Shares”), pursuant to that certain Equity Distribution Agreement dated September 20, 2018 (the “Distribution Agreement”) between the Company and Morgan Stanley & Co. LLC, Barclays Capital Inc., BB&T Capital Markets, a division of BB&T Securities, LLC, Capital One Securities Inc., Citigroup Global Markets Inc., Credit Agricole Securities (USA) Inc., Fifth Third Securities, Inc., Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC, Jefferies LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, MUFG Securities Americas Inc., RBC Capital Markets, LLC, Scotia Capital (USA) Inc., SMBC Nikko Securities America, Inc., SunTrust Robinson Humphrey, Inc., TD Securities (USA) LLC and Wells Fargo Securities, LLC We have participated in the preparation of a Prospectus Supplement dated September 20, 2018 (the “Prospectus Supplement”) and the Prospectus dated May 23, 2016 (the “Prospectus”) forming part of the Registration Statement on Form S-3 filed on May 23, 2016 (the “Registration Statement”). The Prospectus Supplement has been filed pursuant to Rule 424(b) promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

In rendering the opinions set forth below, we have examined and relied upon (i) the Registration Statement, the Prospectus Supplement and the Prospectus; (ii) the Amended and Restated Certificate of Incorporation of the Company, dated December 10, 2010, as amended by the Certificate of Designations thereto, dated March 16, 2016; (iii) the Amended and Restated Bylaws of the Company, dated December 10, 2010, as amended by the First Amendment thereto, dated January 12, 2016; (iv) the Distribution Agreement; (v) resolutions of the Board of Directors of the Company dated September 7, 2018; (vi) the written consent of the ATM Committee of the Company, dated September 18, 2018; and (viii) such other certificates and other instruments and documents as we consider appropriate for purposes of the opinions hereafter expressed.

Vinson & Elkins LLP Attorneys at Law Austin Beijing Dallas Dubai Hong Kong Houston London Moscow New York Palo Alto Richmond Riyadh San Francisco Taipei Tokyo Washington	1001 Fannin Street, Suite 2500 Houston, TX 77002-6760 Tel +1.713.758.2222 Fax +1.713.758.2346 www.velaw.com

September 20, 2018 Page 2

In connection with this opinion, we have assumed that all Shares will be issued and sold in the manner stated in the Prospectus Supplement, the Prospectus, and the Distribution Agreement.

Based upon the foregoing and subject to the assumptions, exceptions, limitations and qualifications set forth below, we are of the opinion that the Shares, when issued and delivered against payment therefore as provided in the Distribution Agreement, will be validly issued, fully paid and non-assessable.

The opinions expressed herein are qualified in the following respects:

A.    We have assumed that (i) each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original and all signatures on each such document are genuine, and (ii) each certificate from governmental officials reviewed by us is accurate, complete and authentic, and all official public records are accurate and complete.

B.    This opinion is limited in all respects to the federal laws of the United States, the Delaware General Corporation Law and the Constitution of the State of Delaware, as interpreted by the courts of the State of Delaware and of the United States. We are expressing no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Current Report on Form 8-K of the Company dated on or about the date hereof, to the incorporation by reference of this opinion of counsel into the Registration Statement and to the reference to our Firm under the heading “Legal Matters” in the Prospectus Supplement and the Prospectus. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission issued thereunder.

Very truly yours,

/s/ VINSON & ELKINS L.L.P.

Vinson & Elkins L.L.P.